Exhibit 5.1

May 25, 2005

Synopsys, Inc.
700 East Middlefield Road
Mountain View, California 94043

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Synopsys, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 645,513 shares of the Company’s Common Stock, $.01 par value per share (“Common Stock”), pursuant to the Nassda Corporation 1998 Stock Option Plan (the “1998 Plan Shares”), (ii) 3,594,565 shares of Common Stock pursuant to the Nassda Corporation 2001 Stock Option Plan (the “2001 Plan Shares”), (iii) 50,052 shares of Common Stock pursuant to the Nassda Corporation 2001 Director Option Plan (the “2001 Director Plan Shares” and, together with the 1998 Plan Shares and the 2001 Plan Shares, the “Shares”), and (iv) 4,290,130 Preferred Share Purchase Rights (the “Purchase Rights”).  In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Nassda Corporation 1998 Stock Option Plan, the Nassda Corporation 2001 Stock Option Plan, the Nassda Corporation 2001 Director Option Plan (together, the “Plans”), the Amended and Restated Preferred Shares Rights Agreement dated April 7, 2000 (the “Rights Agreement”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the Purchase Rights, when sold and issued in accordance with the Plans and the Rights Agreement, respectively, and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward llp

By:	/s/ Timothy J. Moore
Timothy J. Moore